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                                                    Financial Statement 2-B
                                                                Page 1 of 1

               NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES
                     Statement of Consolidated Income
                  Twelve Months Ended September 30, 1995
                                (Unaudited)
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                                                        Actual
                                                        ------
                                                    (In Thousands)
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Operating revenue                                    $2,248,401
                                                     ----------
Operating expenses:
  Fuel for generation                                   221,209
  Purchased electric energy                             554,381
  Other operation                                       506,576
  Maintenance                                           154,850
  Depreciation and amortization                         269,265
  Taxes, other than income taxes                        126,299
  Income taxes                                          117,670
                                                     ----------
      Total operating expenses                        1,950,250
                                                     ----------
      Operating income                                  298,151

Other income:
  Allowance for equity funds used during
   construction                                          10,690
  Equity in income of generating companies                9,728
  Other income (expense) - net                           (2,666)
                                                     ----------
      Operating and other income                        315,903
                                                     ----------

Interest:
  Interest on long-term debt                            105,284
  Other interest                                         14,961
  Allowance for borrowed funds used during
   construction                                         (13,494)
                                                     ----------
      Total interest                                    106,751
                                                     ----------

Income after interest                                   209,152

Preferred dividends of subsidiaries                       8,689
Minority interests                                        7,732
                                                     ----------

      Net income                                     $  192,731
                                                     ==========

Average common shares                                64,955,646

Net income per common share                               $2.97


                      Statement of Retained Earnings

Retained earnings at beginning of period             $  778,685
Net income                                              192,731
Dividends declared on common shares                    (151,326)
                                                     ----------
Retained earnings at end of period                   $  820,090
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